EXHIBIT 3.13

FOURTH AMENDMENT TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FERRELLGAS PARTNERS, L.P.
This Fourth Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated December 4, 2017 (this “Amendment”), is entered into by Ferrellgas, Inc., a Delaware corporation, in the capacities set forth on the signature lines below.
Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 18, 2003, as amended (the “Partnership Agreement”).
WHEREAS, the General Partner of the Partnership is authorized to amend the Partnership Agreement without the consent of any of Limited Partners to reflect a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
Section 9.3 of the Partnership Agreement is hereby amended to read in its entirety as follows:
“Section 9.3    Tax Controversies.
Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”) and shall have the sole authority to act on behalf of the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agree to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.”
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
GENERAL PARTNER:
FERRELLGAS, INC.
By:
Doran N. Schwartz
Senior Vice President; Chief Financial Officer; Treasurer (Principal Financial and Accounting Officer)
LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.
By:    FERRELLGAS, INC.,
General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement
By:
Doran N. Schwartz
Senior Vice President; Chief Financial Officer; Treasurer (Principal Financial and Accounting Officer)